Exhibit 99.1

Atlantic Coast Federal Corporation Reports First Quarter Results

WAYCROSS, Ga.--(BUSINESS WIRE)--April 27, 2009--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported a net loss of $3,061,000 or $0.23 per basic and diluted share for the first quarter of 2009 versus net income of $24,000 or $0.00 per basic and diluted share in the year-earlier quarter.

The net loss for the first quarter of 2009, and the year-over year decline in earnings, largely reflected a higher provision for loan losses due primarily to ongoing deterioration of certain commercial loan participations in the Company's general market area as well as continued weakness in the residential real estate segment of the Company's loan portfolio. The provision for loan losses increased $4,251,000 from the year-earlier period to $5,812,000 while the loss before income taxes increased $4,655,000 from the year-earlier period.

Commenting on the Company's financial results, Robert J. Larison, Jr., President and Chief Executive Officer, said, "As the current recession continues to weigh on credit quality, we have remained focused on rapid identification of problem loans in an effort to minimize losses. During the first quarter, we moved aggressively to provide for loan losses by increasing specific reserves for two large commercial loan participations and we also have taken a more conservative stance in our assumptions for general losses on residential real estate mortgage loans, recognizing declining values in residential collateral as the recession wears on. Notwithstanding these measures, we continue to work with distressed customers in an effort to resolve delinquencies and limit the risk in our loan portfolio." Larison noted the Company has terminated involvement in loan participations following a commitment made in December 2006 and funded in May 2007.

"At the same time, we have taken steps to preserve capital and enhance liquidity," Larison continued. "Earlier in the quarter, we implemented further cost-cutting measures, including a freeze on all salaries in 2009, that add to the effort begun last year to reduce our cost structure. These steps already have begun to pay off for us, and we expect their impact to grow in significance as the year continues. In concert with these steps, we successfully continue to increase our core deposit base and have sold certain underperforming available-for-sale securities, both measures that strengthen our liquidity. We also are following a conservative capital management plan, believing it is prudent and in the best long-term interest of stockholders in light of the ongoing economic downturn. In accordance with this plan, we suspended our stock repurchase program in March 2009 and recently reduced our cash dividend to $0.01 per share. Because of these efforts, our liquidity levels were at or above both regulatory and internal policy guidelines, and our Bank’s regulatory capital position remained at a well-capitalized level at March 31, 2009. Stockholders' equity on a GAAP basis represented 8.13% of total assets and tangible stockholders' equity represented 7.83% of total assets."

Concluding, Larison added, "Although we continue to be adversely affected by the current credit cycle, we are encouraged by the progress we have made operationally to refine our business and brand focus, increase the efficiency of our branch network, and reduce costs throughout the Company. We believe these prudent steps will lead to a stronger platform for growth as the economy begins to recover."

Non-performing loans increased to $35,158,000 or 4.84% of total loans at March 31, 2009, reflecting ongoing weakness in certain commercial loans as well as general deterioration in residential first and second residential mortgages as economic conditions continue to decline. This compares with $25,535,000 or 3.43% of total loans at December 31, 2008, and $10,902,000 or 1.55% of total loans at March 31, 2008. In the first quarter of 2009, net charge-offs totaled $1,986,000, or 1.07% of average outstanding loans on an annualized basis, down from $2,714,000 or 1.44% in the fourth quarter of 2008, but up from $1,610,000 or 0.92% in the first quarter of 2008. The more recent and higher level of charge-offs compared with year-earlier quarter reflects an ongoing decline in real estate values and an increase in non-performing residential mortgage loans. Considering the general economy, current real estate market conditions and overall credit quality concerns, management believes non-performing loans and net charge-offs will, at least in the near term, remain at historically elevated levels.

The Company recorded a provision for loan losses of $5,812,000 for the first quarter of 2009, up from $1,561,000 in the first quarter of 2008 and $4,709,000 recorded in the fourth quarter of 2008. The increase in the first quarter of 2009 reflected additional specific reserves on previously identified commercial loan participations as well as the implementation of a higher general reserve factor for residential first mortgages, home equity lines of credit and second mortgages. At March 31, 2009, the Company's allowance for loan losses was 1.99% of total loans, up from 1.43% at December 31, 2008, and 0.91% at March 31, 2008.

For the first quarter of 2009, net interest income declined 4% to $5,574,000 from $5,819,000 in the first quarter last year, primarily due to a significant decline in interest rates over the past year. The net interest margin for the first quarter of 2009 was 2.35%, reflecting a decrease of three basis points compared with the fourth quarter of 2008 and a decline of 25 basis points compared with the first quarter of 2008. Also contributing to the year-over-year drop in net interest income was the impact of higher non-performing loan balances as well as the suspension of quarterly dividends by the Federal Home Loan Bank of Atlanta. Due to rate reductions by the Federal Reserve, ongoing intense competition for retail deposits and continuing issues in the credit markets, the Company anticipates continued pressure on net interest margin going forward. The Company does not have any equity investments in the government-sponsored entities FNMA or FHLMC, or any trust preferred securities.

Non-interest income for the first quarter of 2009 declined 54% to $835,000 from $1,833,000 in the year-earlier period, reflecting $686,000 in losses on sales of foreclosed assets, $221,000 in losses on the sale of available-for-sale investments, which included an other than temporary impairment charge of $175,000, and a $26,000 mark-to-market write-down on interest rate swap agreements due to the declining interest rate environment.

Non-interest expense for the first quarter of 2009 declined 14% to $5,315,000 from $6,154,000 in the same period last year, primarily reflecting the Company's efforts to reduce expenses, which began in the second quarter last year, with further steps implemented in late 2008 and early 2009. However, higher legal, collection and administrative expenses associated with OREO and foreclosures offset these expense savings to some extent.

Total assets declined slightly to $995,051,000 at March 31, 2009, from $996,089,000 at December 31, 2008, but were higher versus total assets of $960,564,000 at March 31, 2008. Loans receivable, net, totaled $715,953,000 at March 31, 2009, down from $742,615,000 at December 31, 2008, but up from $698,374,000 at March 31, 2008. Deposits rose to $633,907,000 at the end of the first quarter of 2009 compared with $624,606,000 at December 31, 2008, and $602,648,000 at March 31, 2008. Total stockholders' equity was $80,856,000 at March 31, 2009, compared with $83,960,000 at December 31, 2008, and $89,572,000 a year ago.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

		Quarter Ended March 31,
		2009	2008
Interest income		$12,826	$14,028
Interest expense		7,252	8,209
Net interest income		5,574	5,819
Provision for loan losses		5,812	1,561
Net interest income (expense) after provision for loan losses
		(238)	4,258
Non-interest income		835	1,833
Non-interest expense		5,315	6,154
Loss before income taxes		(4,718)	(63)
Income tax benefit		(1,657)	(87)
Net income (loss)		$(3,061)	$24
Net income (loss) per share:
Basic		$(0.23)	$0.00
Diluted		$(0.23)	$0.00
Weighted average shares outstanding:
Basic		13,092	13,201
Diluted		13,092	13,270

	March 31, 2009	Dec. 31, 2008	March 31, 2008
Total assets	$995,051	$996,089	$960,564
Cash and cash equivalents	35,390	34,058	36,996
Securities available for sale	169,764	147,474	159,797
Loans receivable, net (including loans held for sale)	715,953	742,615	698,374
Total deposits	633,907	624,606	602,648
Federal Home Loan Bank Advances	177,623	184,850	172,529
Securities sold under agreements to purchase	92,800	92,800	87,800
Stockholders' equity	80,856	83,960	89,572

Selected Consolidated Financial Ratios and Other Data (unaudited) for the first quarter ended March 31, 2009 and 2008, may be found at the following link: http://www.irinfo.com/acfc/ACFC1Q09tsp.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended March 31, 2009, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376